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                         [KPMG Letterhead]


                                                            Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Western Water Company:

We consent to incorporation by reference in the registration statements (Nos. 333-71616, 333-28759, 333-19595, 333-10367, 33-47606, 33-64750, 33-74278,
33-80137, and 33-80062) on Forms S-3 and S-8 of Western Water Company of our report dated October 6, 2004, relating to the consolidated balance sheets of Western Water Company and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 Annual Report on Form 10-K of Western Water Company.

Our report dated October 6, 2004, contains an explanitory paragraph that states that the Company has suffered recurring losses from operations, has net capital deficiencies, and is dependant upon uncommitted sales of Cherry Creek Project Water Delivery Contract Units or other assets in order to generate cash for operations, which raise substantial doubt about the Company's ability to continue as a going concern. The 2004 consolidated financials statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             /S/ KPMG LLP

San Francisco, California
October 15, 2004